SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 30, 2007

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement May , 2007 (To Prospectus dated June 30, 2006)	Pursuant to Rule 424B3 Registration No. 333-135504

$

ERP Operating Limited Partnership

$                            % Notes due 20

$                            % Notes due 20

The notes due 20   will bear interest at the rate of       % per year and the notes due 20    will bear interest at a rate of      % per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2008. The notes due 20   will mature on                , 20    and the notes due 20     will mature on                            , 20    . We may redeem some or all of the notes at any time and from time to time prior to maturity. The redemption price is discussed under the caption “Description of Notes—Optional Redemption at Our Election.”

The notes will be unsecured and unsubordinated indebtedness and will rank equally with all of ERP Operating Limited Partnership’s other unsecured and unsubordinated indebtedness from time to time outstanding.

We do not intend to apply for listing of the notes on any national securities exchange. Currently, there is no public market for the notes.

Investing in our notes involves risks that are described in the “Risk Factors” section beginning on page S-2.

	Price to Public (1)		Underwriting Discounts		Proceeds before Expenses
Per note due 20		%		%		%
Total	$		$		$
Per note due 20		%		%		%
Total	$		$		$

(1)          Plus accrued interest from June   , 2007, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about June   , 2007.

Joint Book-Running Managers

Banc of America Securities LLC	Deutsche Bank Securities	JPMorgan

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

References in this prospectus supplement and in the accompanying prospectus to “we,” “us,” and “our” are to ERP Operating Limited Partnership and its direct and indirect consolidated subsidiaries unless otherwise specified or the context otherwise requires.

RISK FACTORS

In addition to the risks relating to our business, which are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006 filed by us with the Securities and Exchange Commission, or the SEC, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors before you decide to invest in the notes.

You may not be able to sell your notes.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity or the development of any trading market for the notes.

The notes are unsecured, will rank equally with all of our other unsecured and unsubordinated debt and are effectively subordinated to our secured debt with respect to our property securing such debt.

The notes are our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. As of March 31, 2007, the aggregate amount of outstanding mortgages on our properties totaled approximately $3.1 billion. Our outstanding indebtedness with which the notes will have equal rank was approximately $5.4 billion as of March 31, 2007. As of March 31, 2007, our total debt was approximately $8.5 billion, and on a pro forma basis giving effect to this offering and the use of proceeds as set forth below, our total outstanding indebtedness would have been approximately $8.5 billion. The notes are also effectively subordinated to all secured and unsecured liabilities and preferred equity of our subsidiaries. Except as limited by the indenture governing the terms of the notes and as described under “Description of Notes—Covenants Contained in the Supplemental Indenture” below and under “Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt” and “—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus, there are no limits on the amount of secured and unsecured indebtedness that we may incur.

ERP OPERATING LIMITED PARTNERSHIP

We were formed to conduct the multifamily residential property business of Equity Residential, our managing general partner and an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets. Equity Residential is one of the largest publicly traded real estate companies and is the largest publicly traded owner of multifamily properties (based on the aggregate market value of its outstanding common shares, the number of apartment units wholly owned and total revenues earned). As of March 31, 2007, we had a national portfolio of 618 multifamily properties containing 166,324 apartment units in 25 states and the District of Columbia. As of March 31, 2007, our properties had an average occupancy rate of approximately 95%. We are a limited partnership organized under the laws of the State of Illinois. Our principal executive offices are located at Two North Riverside Plaza, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus supplement and the accompanying prospectus, which we refer to together as the prospectus, do not contain all of the information included in the related registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. In accordance with SEC rules and regulations, we have filed agreements and documents that we are required to file as exhibits to the registration statement. Please see such agreements and documents for a complete description of these matters. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date on the front of the accompanying prospectus, as the case may be.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C., 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov and at our website at http://www.equityapartments.com. The contents of our website are not deemed to be a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede information in prior filings. We incorporate by reference into this prospectus the documents listed below:

•       Annual Report on Form 10-K for the year ended December 31, 2006;

•       Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

•       Current Reports on Form 8-K filed on March 5, 2007, March 6, 2007, May 10, 2007 and May 23, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, or the 1934 Act, after the date of this prospectus and prior to the termination of our offering under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or any exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request copies of these filings, at no cost, by writing to or telephoning us at the following address:

ERP Operating Limited Partnership
Two North Riverside Plaza, Suite 400
Chicago, Illinois  60606
Attention:  Martin McKenna
Telephone Number: (312) 474-1300

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    million, after deducting underwriting discounts and our estimated offering expenses. We will use the net proceeds of this offering to pay down the amounts outstanding under our revolving credit facilities. As of May 29, 2007, $340 million was outstanding under our unsecured short-term revolving credit facility, with a weighted average interest rate of 5.64%. Our unsecured short-term revolving credit facility matures on May 5, 2008. We will use the remaining net proceeds of this offering to pay down the amount outstanding under our $1.5 billion unsecured long-term revolving credit facility. As of May 29, 2007, $1.24 billion was outstanding under our unsecured long-term revolving credit facility, with a weighted average interest rate of 5.61%. Our unsecured long-term revolving credit facility matures on February 28, 2012. Affiliates of certain of the underwriters of this offering are lenders under one or more of our credit facilities, and upon the pay down of our credit facilities in connection with this offering, each will receive its proportionate share of the amount of the credit facility to be repaid.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our ratios of earnings before combined fixed charges to total combined fixed charges for the periods shown.

For the quarter ended March 31,		For the years ended December 31,
2007	2006	2006	2005	2004	2003(1)	2002(1)
1.06	1.04	1.08	1.22	1.06	—	—

(1)          For 2003 and 2002, the coverage deficiencies on the ratios approximated $21.8 million and $1.7 million, respectively. For 2003, the ratios have been further reduced due to the one-time $20.2 million premium on the redemption of the Series G Preferred Shares.

Ratio of earnings before combined fixed charges to total combined fixed charges represents the ratio of income from continuing operations plus fixed charges (principally interest and other financing costs incurred) and less preferred distributions to fixed charges. All ratios have been reduced due to the disposition of properties which resulted in the inclusion of those properties in discontinued operations for all periods presented.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities” and to the extent inconsistent therewith, replaces such description.

General

We are offering for sale $                  of our     % notes maturing on                 , 20   and $          of our    % notes maturing on                 , 20   . The notes will be issued pursuant to an indenture, dated as of October 1, 1994, which we have entered into with The Bank of New York Trust Company, N.A., as successor in trust to J.P. Morgan Trust Company, National Association, as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago, as trustee, as supplemented by the first supplemental indenture thereto, dated as of September 9, 2004, the second supplemental indenture thereto, dated as of August 23, 2006, and the third supplemental indenture thereto, to be dated as of June   , 2007. We refer to the indenture as supplemented by the first, second and third supplemental indentures thereto and as may be further amended or supplemented from time to time as the “Indenture.”  Some terms used in this prospectus supplement are defined in the accompanying prospectus.

We will pay interest on the notes semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2008, to the registered holders of the notes on the preceding January 1 or July 1, as the case may be.

We may from time to time without the consent of existing holders create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date, issue price and, under some circumstances, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding series of these notes.

The notes are our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. As of March 31, 2007, the aggregate amount of outstanding mortgages on our properties totaled approximately $3.1 billion. Our outstanding indebtedness with which the notes will have equal rank was approximately $5.4 billion as of March 31, 2007. As of March 31, 2007, our total debt was approximately $8.5 billion, and on a pro forma basis giving effect to this offering and the use of proceeds as set forth above, our total outstanding indebtedness would have been approximately $8.5 billion. The notes are also effectively subordinated to all secured and unsecured liabilities and preferred equity of our subsidiaries to the extent of the assets of those subsidiaries. Except as limited by the Indenture and as described in the sections “Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt” and under “—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus, as well as the section entitled “—Covenants Contained in the Supplemental Indenture” below, we may incur additional secured and unsecured indebtedness.

The notes will be issued only in fully registered, book-entry form. See “Description of Debt Securities—Denominations, Interest, Registration and Transfer” in the accompanying prospectus.

The notes are not repayable at the option of any holder before maturity. The notes will not be subject to a sinking fund.

The defeasance and covenant defeasance provisions of the Indenture, described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus, apply to the notes.

Please refer to the sections entitled “Description of Debt Securities—Certain Covenants” and “—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus, as well as the section entitled “—Covenants Contained in the Supplemental Indenture” below, for a description of the covenants applicable to the notes.

Except as described in this prospectus supplement or under “Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt”, “—Merger, Consolidation or Sale” and “—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus, or which relate specifically to our 3.85% exchangeable senior notes due August 2026 (referred to as our exchangeable notes), the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of (1) a highly leveraged or similar transaction involving us or our general partner or any of our affiliates, (2) a change of control, or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under “Description of Debt Securities—Merger, Consolidation or Sale” in the accompanying prospectus, we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation of us with another entity that would increase the amount of indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes.

We have no present intention of engaging in a highly leveraged or similar transaction.

Covenants Contained in our Supplemental Indenture

This section describes promises we make with respect to the notes which are in lieu of the covenants contained in the Indenture described under the captions “Description of Debt Securities—Covenants—Limitations on the Incurrence of Debt,” and “—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus. Outstanding securities subject to the Indenture issued prior to June   , 2007, except for our exchangeable notes, contain debt covenants which are more restrictive.

Limitations on Incurrence of Debt

The Indenture requires us to comply with certain restrictive covenants which are detailed below and with the other covenants described under the caption “Description of Debt Securities—Certain Covenants” in the accompanying prospectus. These covenants contain specialized terms which we capitalize and define under the caption “—Special Terms Used in Covenants” at the end of this section. Other terms not defined below have the meanings given to those terms in the accompanying prospectus.

Limitation on Outstanding Debt.   We may not, and may not permit any Subsidiary to, incur any Debt other than intercompany Debt (representing Debt to which the only parties are Equity Residential, us and/or any of our Subsidiaries (but only so long as such Debt is held solely by any of Equity Residential, us and any Subsidiary)) that is subordinate in right of payment to the notes being sold pursuant to this prospectus supplement, if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds of that Debt, our total Debt would exceed 65% of our Total Assets at the reporting date.

Ratio of Consolidated EBITDA to Annual Service Charge.   We may not, and may not permit any Subsidiary to, incur any Debt if the ratio of Consolidated EBITDA to Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the incurrence of the additional Debt is less than 1.5 on a pro forma basis after giving effect to the incurrence of the additional Debt and to the application of the net proceeds from that Debt, and calculated on the assumption that:

•       the additional Debt and any other Debt incurred by us and our Subsidiaries since the first day of the applicable four-quarter period and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

•       the repayment or retirement of any other Debt repaid or retired by us and our Subsidiaries since the first day of that four-quarter period occurred at the beginning of that period, except that in determining the amount of Debt repaid or retired, the amount of Debt under any of our revolving credit facilities will be computed based upon the average daily balance of that Debt during that period;

•       in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition being included in that pro forma calculation;

•       any income earned as a result of any increase in Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period; and

•       in the case of any acquisition or disposition of any asset or group of assets by us or any of our Subsidiaries since the first day of that four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition or disposition being included in that pro forma calculation.

Secured Debt.   In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the Debt, the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any Subsidiary is greater than 40% of our Total Assets.

Unencumbered Assets.   In addition to the covenants described above, the supplemental indenture also requires us to maintain Total Unencumbered Assets of not less than 125% of the aggregate outstanding principal amount of our Unsecured Debt.

Special Terms Used in Covenants

In this section entitled “—Covenants Contained in the Supplemental Indenture,” we use several terms that have special meanings relevant to the promises we make in the notes for the benefit of the holders of the notes. We define these terms as follows:

“Acquired Debt” means Debt of an entity (i) existing at the time such entity becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such entity, in each case, other than Debt incurred in connection with, or in contemplation of, such entity becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any entity or the date the acquired entity becomes a Subsidiary.

“Capitalization Rate” means 6.75%.

“Capitalized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each of our properties for the prior four quarters and capitalized at the applicable Capitalization Rate, provided, however, that if the value of a particular property calculated in accordance with this definition is less than the undepreciated book value of that property determined in accordance with GAAP, the undepreciated book value shall be used in lieu thereof with respect to that property. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as we determine in good faith.

“Consolidated EBITDA” means, for any period of time, without duplication, net earnings or losses, including the net incremental gains or losses on sales of condominium units, vacant land and other non-depreciated real property and excluding net derivative gains or losses and gains or losses on dispositions of REIT depreciable real estate investments as reflected in the reports filed by us under the 1934 Act, before deductions by us and our Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as we determine in good faith; and (6) minority interest. In each case for such period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect:  (a) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of those assets from service as if the placement of those assets in service or removal of those assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Property EBITDA” is defined as, for any period of time, without duplication, net earnings or losses, excluding net derivative gains or losses and gains or losses on dispositions of real estate, before deductions for by us and our Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as determined in good faith by us; and (6) minority interest. In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as we determine in good faith.

“Stabilized Property” means (1) with respect to an acquisition of an income producing property, a property becomes stabilized when we or our Subsidiaries have owned the property for at least 4 full quarters and (2) with respect to new construction or redevelopment property, a property becomes stabilized 4 full quarters after the earlier of (a) 18 months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least 93%.

“Total Assets” mean, solely for the purposes of the covenants described in the supplemental indenture, the sum of:  (1) for Stabilized Properties, Capitalized Property Value; and (2) for all other assets of ours and our Subsidiaries, undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangibles). With respect to the covenants described under the caption “Description of Debt Securities—Certain Covenants” and “—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus, the term “Total Assets” has the meaning set forth in the accompanying prospectus.

“Total Unencumbered Assets” means the sum of:  (1) the Capitalized Property Values of Stabilized Properties not subject to an encumbrance and (2) for all other assets of ours and our Subsidiaries not subject to an encumbrance, undepreciated book value of such assets as determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Unsecured Debt” means all Debt of ours or our Subsidiaries except Secured Debt.

Optional Redemption at Our Election

We may redeem the notes, at any time in whole or from time to time in part, at our election, at a redemption price equal to the sum of (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and (2) the Make-Whole Amount (as described in the accompanying prospectus under the section entitled “Description of Debt Securities”), if any, with respect to such notes, which we refer to collectively as the “Redemption Price;” provided, however, the Reinvestment Rate referenced in the accompanying prospectus shall be determined using     % for the notes being sold pursuant to this prospectus supplement. Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

UNDERWRITING

Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering and representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name below.

Underwriter	Principal Amount of Notes due	Principal Amount of Notes due
Banc of America Securities LLC	$	$
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain instances, the underwriting agreement may be terminated.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed    % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed    % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling items.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note %	%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

The notes are new issues of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time and for any reason without providing any notice. We cannot give any assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop.

We estimate that our total expenses for this offering (other than any underwriting discount) will be approximately $600,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive customary fees and expenses. Affiliates of certain of the underwriters of this offering are lenders under one or more of our revolving credit facilities and will receive a portion of the proceeds from this offering.

Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to participating underwriters or any of their affiliates. Because it is expected that more than 10% of the net proceeds from this offering will be used to pay participating underwriters, this offering is being conducted pursuant to Rule 2710(h) and 2720 of the NASD Conduct Rules.

EXPERTS

Our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and Current Report on Form 8-K dated May 23, 2007, our management assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (also included in the Form 10-K), and the Statement of Revenue and Certain Expenses of 600 Washington Street, Cove at Boynton Beach I & II, Missions at Sunbow, Tuscany at Lindbergh, The Park at Turtle Run, Estates at Wellington Green, Playa Pacifica, Kings Colony, Lincoln Green, Uptown Square, Kenwood Mews, The Gallery and San Marcos included in our Current Report on Form 8-K dated March 6, 2007,  have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule, management’s assessment and the statements of revenue and certain expenses are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the notes will be passed upon for us by DLA Piper US LLP, and certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P.

PROSPECTUS

ERP OPERATING LIMITED PARTNERSHIP

DEBT SECURITIES

From time to time we may offer our unsecured senior debt securities with an initial offering price denominated in U.S. Dollars or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. When we decide to offer the debt securities, we will prepare a prospectus supplement describing the offering and the particular terms of the debt securities we are selling, which terms will include, among other things:

•        the specific title of the debt securities

•        the amount of the offering and the offering price

•        the form of the debt securities (which may be registered or bearer, certificated or global)

•        the denominations in which the debt securities may be offered

•        the maturity date

•        the rate of interest (or manner of calculation thereof) and time of payment of interest

•        any applicable terms for redemption (at our option) or repayment (at your option)

•        terms for any sinking fund payments

•        covenants

•        any applicable United States federal income tax considerations

•        the exchanges upon which the debt securities are listed, if any

You should read this prospectus and any prospectus supplement carefully before you make an investment in our securities.

Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300.

Investing in our debt securities involves risks. Before buying our debt securities, you should read and consider the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings, and in other information that we file with the Securities and Exchange Commission. See “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2006.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. In this prospectus we will refer to the Securities and Exchange Commission as the “SEC”. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About Us” beginning on page 3 of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell securities and making offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, “we,” “us” and “our” refer to ERP Operating Limited Partnership, an Illinois limited partnership, and its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov. Our website address is at http://www.equityresidential.com.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until our offering is completed:

(1)         Annual Report on Form 10-K for the year ended December 31, 2005.

(2)         Quarterly Report on Form 10-Q for the period ended March 31, 2006.

(3)         Current Reports on Form 8-K filed on January 5, 2006, January 18, 2006, March 7, 2006, May 24, 2006, June 20, 2006 and June 29, 2006.

You may request a copy of the filings, at no cost, by writing to or telephoning us at the following address:

ERP Operating Limited Partnership
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
Attention:  Martin McKenna
Telephone number: (312) 474-1300

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain information that we intend to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

OUR BUSINESS

We are an Illinois limited partnership, formed in May 1993, to conduct the multifamily residential property business of Equity Residential. Equity Residential is a Maryland real estate investment trust (“REIT”) formed in March 1993 and is a fully integrated real estate company primarily engaged in the acquisition, development, ownership, management and operation of multifamily properties. In addition, we may acquire or develop multifamily properties specifically to convert directly into condominiums as well as upgrade and sell existing properties as individual condominiums. We may also acquire land parcels to hold and/or sell based on market opportunities.

Equity Residential is one of the largest publicly traded real estate companies and is the largest publicly traded owner of multifamily properties (based on the aggregate market value of its outstanding common shares, the number of apartment units wholly owned and total revenues earned). Our corporate headquarters are located in Chicago, Illinois and we also lease (under operating leases) approximately forty property management offices throughout the United States.

Equity Residential is our general partner, and as of March 31, 2006 owned approximately 93.5% of all of our outstanding partnership interests. Equity Residential is structured as an umbrella partnership REIT, under which all property ownership and business operations are conducted through us and our various subsidiaries. Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago Illinois 60606 and our telephone number is (312) 474-1300.

ANTICIPATED USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the proceeds from the sale of the debt securities for working capital and general company purposes including, without limitation, the acquisition or development of multifamily properties and the repayment of debt.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our ratios of earnings before combined fixed charges to total combined fixed charges for the periods shown.

For the quarter ended March 31,		For the years ended December 31,
2006	2005	2005	2004	2003	2002	2001
1.12	1.82	1.30	1.17	1.06	1.14	1.24

Ratio of earnings before combined fixed charges to total combined fixed charges represents the ratio of income from continuing operations plus fixed charges (principally interest and other financing costs incurred) and less preferred distributions to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

The debt securities will be issued under the Indenture dated as of October 1, 1994, as supplemented by that First Supplemental Indenture dated as of September 9, 2004, and as amended or supplemented from time to time, between us and J.P. Morgan Trust Company, National Association, as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago, as Trustee. The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 227 West Monroe Street, Suite 2600, Chicago, Illinois  60606, or as described above under “Where You Can Find More Information About Us.”  The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made hereunder relating to the Indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the debt securities. All section references appearing below refer to sections of the Indenture.

General

The debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable prospectus supplement, Equity Residential has no obligation for payment of principal of or interest on the debt securities. The debt securities may be issued in one or more series, as determined by the Board of Trustees of Equity Residential, as our general partner, or as established in the Indenture or in one or more supplements to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301).

There may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to that series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609). Except as otherwise indicated in the Indenture, any action described in the Indenture to be taken by the Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the Indenture.

The prospectus supplement will contain the specific terms relating to the series of debt securities being offered, including without limitation:

(1)         the title of the debt securities;

(2)         the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(3)         the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4)         the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

(5)         the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

(6)         the date or dates, or the method for determining the date or dates, from which any interest on the debt securities will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which such dates shall be determined, the person to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7)         the place or places where

(x)           the principal of (and premium and make-whole amounts, if any) and interest, if any, on debt securities will be payable,

(y)           debt securities may be surrendered for conversion or registration of transfer or exchange and

(z)           notices or demands to or upon us in respect of debt securities and the Indenture may be served;

(8)         the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option, if we are to have this option;

(9)         our obligation, if any, to redeem, repay or purchase debt securities at the option of a holder thereof, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to this obligation;

(10)  if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11)  whether the amount of payments of principal (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the basis for such formula, if any, and the manner in which amounts shall be determined;

(12)  any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the Indenture;

(13)  whether the debt securities will be issued in certificated or book-entry form;

(14)  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

(15)  the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

(16)  whether and under what circumstances we will pay additional amounts as contemplated in the Indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment; and

(17)  any other terms of the debt securities not inconsistent with the provisions of the Indenture (Section 301).

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity (“Original Issue Discount Securities”). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Except as set forth below under “Certain Covenants” and “Covenants Contained in the Supplemental Indenture,” the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, restrictions on ownership and transfers of Equity Residential’s common shares and preferred shares of beneficial interest are designed to preserve Equity Residential’s status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information concerning any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the registered securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Trustee, located at 227 West Monroe Street, Suite 2600, Chicago, Illinois  60606; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice whereof shall be given to the holder of the debt security not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange thereof at the corporate trust office of the Trustee. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the applicable series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

Neither we nor the Trustee shall be required to:

(1)         issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2)         register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3)         issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that

(1)         we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a state thereof and will expressly assume payment of the principal of and premium (if any) and any interest (including all additional amounts, if any, payable pursuant to Section 1012) on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

(2)         immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of any of our subsidiaries as a result thereof as having been incurred by us, or our subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

(3)         an officer’s certificate of Equity Residential, as our general partner, and a legal opinion covering these conditions shall have been delivered to the Trustee (Sections 801 and 803).

Certain Covenants

This section describes promises we make with respect to our securities issued pursuant to the Indenture. However, please note that as described under the caption, “Covenants Contained in the Supplemental Indenture,” the covenants described in this section under the captions “Limitations on the Incurrence of Debt” and “Covenants Regarding Total Unencumbered Assets” will apply to our debt securities issued pursuant to the Indenture on or after September 9, 2004 only for so long as any of our other unsecured indebtedness issued pursuant to the Indenture prior to September 9, 2004 remains outstanding.

Limitations on Incurrence of Debt.   In this prospectus, the term “Debt” means any indebtedness of ours or any subsidiary, whether or not contingent, in respect of

(1)         borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2)         indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or our subsidiaries,

(3)         the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or

(4)         any lease of property by us and our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness incurred under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of ours or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise other than for purposes of collection in the ordinary course of business, indebtedness of another person other than us or any subsidiary, it being understood that Debt shall be deemed to be incurred by us and our subsidiaries on a consolidated basis whenever we or our subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

We will not and will not permit any subsidiary to incur any Debt, other than intercompany Debt representing Debt to which the only parties are Equity Residential, us and any of our subsidiaries, but only so long as such Debt is held solely by any of us, Equity Residential and any subsidiary that is subordinate in right of payment of the debt securities, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our outstanding Debt and of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of

(1) our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

(2) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of the additional Debt (this increase together with Equity Residential’s Total Assets shall be referred to as the “Adjusted Total Assets”) (Section 1004).

In addition to the foregoing limitation on the incurrence of Debt, we will not and will not permit any of our subsidiaries to incur any Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Maximum Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of the additional Debt and to the application of the proceeds therefrom, and calculated on the assumption that

(1) the additional Debt and any other Debt incurred by us or our subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of the period;

(2) our repayment or retirement of any other Debt by us or our subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of the Debt during the period);

(3) the income earned on any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

(4) in the case of any acquisition or disposition by us or any of our subsidiaries of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in such pro forma calculation (Section 1004).

The term “Consolidated Income Available for Debt Service” for any period means the Consolidated Net Income as defined below of us and our subsidiaries plus amounts which have been deducted for

(1)         interest on our Debt and Debt of our subsidiaries,

(2)         provision for our taxes and those of our subsidiaries based on income,

(3)         amortization of debt discount,

(4)         provisions for gains and losses on property dispositions, refinancings and other capital transactions,

(5)         depreciation and amortization,

(6)         the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

(7)         amortization of deferred charges.

“Consolidated Net Income”   for any period means the amount of our consolidated net income (or loss) and that of any subsidiary for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

“Maximum Annual Service Charge”   as of any date means the maximum amount which is payable in any 12 month period for interest on Debt.

In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any of our subsidiaries to incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any subsidiary (“Secured Debt”), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of additional Secured Debt, the aggregate principal amount of all of our outstanding Secured Debt and the Secured Debt of our subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets (Section 1004).

Notwithstanding the limitation set forth in the preceding paragraph, we or a subsidiary may incur Secured Debt, provided that it is incurred under the Acquisition Lines of Credit, as defined below, and provided further that after the increase of the Secured Debt under the Acquisition Lines of Credit, the aggregate principal amount of all outstanding Secured Debt, including debt under our Acquisition Lines of Credit or the Acquisition Lines of Credit of our subsidiaries, does not exceed 45% of the Adjusted Total Assets; provided, however, that the aggregate principal amount of all outstanding Secured Debt on a consolidated basis may exceed 40% of the Adjusted Total Assets for not more than 270 days of any consecutive 360 day period. The term “Acquisition Lines of Credit” means, collectively, any of our secured lines of credit or secured lines of credit of any subsidiary, the proceeds of which shall be used to, among other things, acquire interests, directly or indirectly, in real estate (Section 1004).

For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by us and our subsidiaries on a consolidated basis whenever we or any of our subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof (Section 1004).

Restrictions on Distributions.   We will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in our capital for the purpose of acquiring interests in real property or otherwise) if, immediately after the distribution the aggregate of all distributions made since March 31, 1993 shall exceed our and our subsidiaries’ Funds from Operations from March 31, 1993 until the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the distribution; provided, however, that the foregoing limitation shall not apply to any distribution which is necessary to maintain Equity Residential’s status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1005). The term “Funds from Operations” for any period means our Consolidated Net Income for the period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

Notwithstanding the foregoing, we will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration the payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

Existence.   Except as permitted under “Merger, Consolidation or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business, and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

Maintenance of Properties.   We will cause all of our properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we shall not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (Section 1007).

Insurance.   We will and will cause each of our subsidiaries to keep all insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies (Section 1008).

Payment of Taxes and Other Claims.   We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

(1)         all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or our subsidiaries’ income, profits or property, and

(2)         all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries’ property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

Provision of Financial Information.   The holders of the debt securities will be provided with copies of our annual reports and quarterly reports. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject, such documents to be filed with the SEC on or prior to the respective dates by which we would have been required so to file such documents if we were so subject. We will also in any event

(1)         within 15 days of each required filing date (x) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections and (y) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

(2)         if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder (Section 1010).

Covenants Regarding Total Unencumbered Assets.   We are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Debt. As of March 31, 2006, our Total Unencumbered Assets were equal to approximately 274.2% of the aggregate outstanding amount of our Unsecured Debt. The term “Total Unencumbered Assets” means the sum of (1) those Undepreciated Real Estate Assets not subject to an encumbrance and (2) all other assets of ours and our subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles). “Unsecured Debt” means our Debt and the Debt of any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties.

As used herein,

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (1) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of that dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Notes being redeemed or paid.

“Reinvestment Rate” means 0.25% (one-fourth of one percent) plus the arithmetic means of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by us.

“Subsidiary” means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company or partnership interests, as the case may be, of which is owned, directly or indirectly, by us or by one or more other of our subsidiaries. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (1) our Undepreciated Real Estate Assets and those of our subsidiaries and (2) all other assets of ours and our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of ours and our subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles.

Covenants Contained in the Supplemental Indenture

This section describes promises we make with respect to our securities issued pursuant to the Indenture on or after September 9, 2004, including the notes and future debt securities, for the benefit of the holders of such debt securities, which are in addition to the covenants contained in the Indenture described under the caption “Description of Debt Securities—Certain Covenants”. However, the covenants contained in the Indenture described under the caption “Description of Debt Securities—

Covenants—Limitations on the Incurrence of Debt,” as well as the covenant described under
“—Covenants Regarding Total Unencumbered Assets,” will apply to our debt securities issued pursuant to the Indenture on or after September 9, 2004 only for so long as any of our other unsecured indebtedness issued pursuant to the Indenture prior to September 9, 2004 remains outstanding.

Limitations on Incurrence of Debt

The Indenture requires us to comply with certain restrictive covenants which are detailed below and with the other covenants described under the caption “Description of Debt Securities—Certain Covenants”. These covenants contain specialized terms which we capitalize and define under the caption “—Special Terms Used in Covenants” at the end of this section. Other terms not defined below have the meanings given to those terms in the accompanying prospectus.

Limitation on Outstanding Debt.   We may not, and may not permit any Subsidiary to, incur any Debt other than intercompany Debt (representing Debt to which the only parties are Equity Residential, us and/or any of our Subsidiaries (but only so long as such Debt is held solely by any of Equity Residential, us and any Subsidiary)) that is subordinate in right of payment to the Securities, if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds of that Debt, our total Debt would exceed 60% of our Total Assets at the reporting date.

Ratio of Consolidated EBITDA to Annual Service Charge.   We may not, and may not permit any Subsidiary to, incur any Debt if the ratio of Consolidated EBITDA to Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the incurrence of the additional Debt is less than 1.50 on a pro forma basis after giving effect to the incurrence of the additional Debt and to the application of the net proceeds from that Debt, and calculated on the assumption that:

•       the additional Debt and any other Debt incurred by us and our Subsidiaries since the first day of the applicable four-quarter period and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

•       the repayment or retirement of any other Debt repaid or retired by us and our Subsidiaries since the first day of that four-quarter period occurred at the beginning of that period, except that in determining the amount of Debt repaid or retired, the amount of Debt under any of our revolving credit facilities will be computed based upon the average daily balance of that Debt during that period;

•       in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition being included in that pro forma calculation;

•       any income earned as a result of any increase in Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period; and

•       in the case of any acquisition or disposition of any asset or group of assets by us or any of our Subsidiaries since the first day of that four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition or disposition being included in that pro forma calculation.

Secured Debt.   In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the

Debt, the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any Subsidiary is greater than 40% of our Total Assets.

Unencumbered Assets.   In addition to the covenants described above, the supplemental indenture also requires us to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Debt.

Special Terms Used in Supplemental Indenture

In this section entitled “—Covenants Contained in the Supplemental Indenture,” we use several terms that have special meanings relevant to the promises we make in the notes for the benefit of the holders of the notes. We define these terms as follows:

“Acquired Debt” means Debt of an entity (i) existing at the time such entity becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such entity, in each case, other than Debt incurred in connection with, or in contemplation of, such entity becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any entity or the date the acquired entity becomes a Subsidiary.

“Capitalization Rate” means 7.5%.

“Capitalized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each of our properties for the prior four quarters and capitalized at the applicable Capitalization Rate, provided, however, that if the value of a particular property calculated in accordance with this definition is less than the undepreciated book value of that property determined in accordance with GAAP, the undepreciated book value shall be used in lieu thereof with respect to that property.

“Consolidated EBITDA” means, for any period of time, without duplication net earnings or losses, including the net incremental gains or losses on sales of condominium units, vacant land and other non-depreciated real property and excluding net derivative gains or losses and gains or losses on dispositions of REIT depreciable real estate investments as reflected in the reports filed by us under the 1934 Act, before deductions by us and our Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as we determine in good faith; and (6) minority interest. In each case for such period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect:  (a) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of those assets from service as if the placement of those assets in service or removal of those assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Property EBITDA” is defined as, for any period of time, without duplication net earnings or loss, excluding net derivative gains or losses and gains or losses on dispositions of real estate, before deductions for by us and our Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as determined in good faith by us; and (6) minority interest. In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as we determine in good faith.

“Stabilized Property” means (1) with respect to an acquisition of an income producing property, a property becomes stabilized when we or our Subsidiaries have owned the property for at least 4 full quarters and (2) with respect to new construction or redevelopment property, a property becomes stabilized 4 full quarters after the earlier of (a) 18 months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least 93%.

“Total Assets” mean, solely for the purposes of the covenants described in the supplemental indenture, the sum of:  (1) for Stabilized Properties, Capitalized Property Value; and (2) for all other assets of ours and our Subsidiaries, undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangibles). With respect to the covenants described under the caption “Description of Debt Securities—Certain Covenants” and “—Covenants Regarding Total Unencumbered Assets,” the term “Total Assets” has the meaning set forth under such captions.

“Total Unencumbered Assets” means the sum of:  (1) the Capitalized Property Values of Stabilized Properties not subject to an encumbrance and (2) for all other assets of ours and our Subsidiaries not subject to an encumbrance, undepreciated book value of such assets as determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Unsecured Debt” means all Debt of ours or our Subsidiaries except Secured Debt.

Additional Covenants

Any additional covenants and/or modifications to the covenants described above with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

The Indenture provides that the following events are “events of default” with respect to the debt securities issued thereunder:

(1)         default for 30 days in the payment of any interest on any debt security of such series;

(2)         default in the payment of the principal of (or premium, if any) on any debt security of such series at its maturity;

(3)         default in the performance, or breach, of any other covenant or warranty of ours contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture;

(4)         an event of default under any Debt, as defined in any indenture or instrument evidencing such Debt, whether such indebtedness now exists or shall hereinafter be created, the repayment of which we are directly responsible or liable as obligor or guarantor on a full recourse basis, for outstanding indebtedness for borrowed money in, or a guarantee for, a principal amount in excess of $10,000,000, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable or we shall default in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $10,000,000, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled; and

(5)         certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ours, any Significant Subsidiary or any of our or their property and any other event of default (Section 501). “Significant Subsidiary” means any subsidiary of ours which is a “Significant Subsidiary” (within the meaning of Regulation S-X, promulgated under the Securities Act).

If an event of default under the Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal of (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) on all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if

(1)          we shall have paid or deposited with the Trustee all required payments of the principal of and premium (if any) and interest on the outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee, and

(2)          all events of default, other than the non-payment of accelerated principal or interest, with respect to the debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502).

(3)          The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of and premium (if any) or interest on any debt security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

The Trustee will be required to give notice to the holders of debt securities within 90 days of a default under the Indenture, unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of and premium (if any) or interest on any debt security) if and so long as the responsible officers of the Trustee consider such withholding to be in the interest of those holders (Section 601).

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of and premium (if any) and interest on such debt securities at the respective due dates thereof (Section 508).

Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers of Equity Residential as to the officer’s knowledge of our compliance with all conditions and covenants under the Indenture, and, in the event of any noncompliance, specifying each instance of noncompliance and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the Indenture which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

(1)                             change the stated maturity of the principal of, or any installment of principal of and premium (if any) or interest on, any debt security;

(2)                             reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of any debt security;

(3)                             change the place of payment, or the currency, for payment of principal of any debt security or any premium or interest on any debt security;

(4)                             impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(5)                             reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture;

(6)                             modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security; or

(7)                             adversely modify or affect (in any manner adverse to the holders) the terms and conditions of our obligations in respect of the due and punctual payment of the principal of and premium (if any), or interest on the debt securities (Section 902).

The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby have the right to waive our compliance with certain covenants in the Indenture (Section 1013).

Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holders of debt securities for any of the following purposes:

(1)                        to evidence the succession of another person as obligor under the Indenture;

(2)                       to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in Indenture;

(3)                       to add events of default for the benefit of the holders of all or any series of debt securities;

(4)                       to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the modification or amendment which is entitled to the benefit of such provision;

(5)                       to secure the debt securities;

(6)                         to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(7)                         to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the Indenture in any material respect; or

(8)                         to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, debt securities owned by us, or by any other obligor upon the debt securities or any affiliate of ours, Equity Residential or of any other obligor, shall be disregarded.

The Indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, or in any such case, upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or presenting a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities will constitute a quorum (Section 1504).

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of any series and one or more additional series:

(1)                       there shall be no minimum quorum requirement for the meeting; and

(2)                       the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such debt securities in respect of principal and premium (if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 1401).

The Indenture provides that, if the provisions of Article Fourteen of the Indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the Indenture, we may elect either

(1)                       to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (referred to herein as “defeasance”) (Section 1402), or

(2)                       to be released from its obligations with respect to such debt securities under Sections 1004 to 1010, inclusive, of the Indenture (being the restrictions described under “Certain Covenants”) and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities (referred to herein as “covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on such debt securities on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

“Government Obligations” means securities that are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that are not callable or redeemable at the option or the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

In the event we effect covenant defeasance with respect to any debt securities, and those debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) under “Events of Default, Notice and Waiver” with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such debt securities), the amount of Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

The Indenture provides that the debt securities may be redeemed at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.

From and after notice has been given as provided in the Indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of optional redemption of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

If we elect to redeem debt securities, we will notify the Trustee at lease 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all the debt securities are to be redeemed, the Trustee shall select the debt securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

Global Securities

We may issue the debt securities in global form. The global securities may be issued in registered or bearer form and may be temporary or permanent. The global securities will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The prospectus supplement will also describe the circumstances, if any, under which beneficial owners may be able to exchange their interest in a global security for definitive securities of the same series. You should refer to the prospectus supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

PLAN OF DISTRIBUTION

We may sell the debt securities to one or more underwriters for public offering and sale by them or may sell the debt securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the debt securities will be set forth in the applicable prospectus supplement. The prospectus supplement may further state that such underwriters may allow discounts, concessions or commissions to participating dealers. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If the applicable prospectus supplement indicates, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The amount of each contract and the aggregate principal amount of debt securities sold pursuant to contracts shall be the respective amounts stated in the applicable prospectus supplement. Contracts, when authorized, may be made with institutions such as commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which an institution is subject, and (2) if the debt securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the debt securities less the principal amount thereof covered by contracts.

Some of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated financial statements and schedule of ERP Operating Limited Partnership appearing in ERP Operating Limited Partnership’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Current Report on Form 8-K dated May 24, 2006 and ERP Operating Limited Partnership’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 also included in the Form 10-K, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule and management’s assessment have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the debt securities offered hereby will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Chicago, Illinois.

$

ERP Operating Limited Partnership

$                            % Notes due 20
$                            % Notes due 20

PROSPECTUS SUPPLEMENT

                      , 2007

Joint Book-Running Managers

Banc of America Securities LLC

Deutsche Bank Securities

JPMorgan